EXHIBIT 3.1

$125.00 $ 25.00
Colorado Secretary of State

Date and Time: 07/21/200802:49 PM ID Number: 19871425149

Document number: 20081387526 Amount Paid: $25.00
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[Missing Graphic Reference]
ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuantto §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)
ID number:
19871425149
1. Entity name:
ANALYTICAL SURVEYS, INC.
(If changing the name of the corporation, indicate name BEFORE the name change)
2. New Entity name: (if applicable)
3.	Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):
☐ ''bank'' or "trust" or any derivative thereof
☐ "credit union" ☐ "savings and loan"
☐ "insurance", "casualty", "mutual", or "surety"
4. Other amendments, if any, are attached.
5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.
6.	If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)
OR
If the corporation's period of duration as amended is perpetual, mark this box: ☑
7. (Optional) Delayed effective date:

08/04/2008

(mm/dd/yyyy)
Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R. S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

Page 1 of2

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.
8.	Name(s) and address(es) of the individual(s) causing the document to be delivered for :filing:
Green                            Marc
(Last)                           (First) (Middle)(Suffix)
Axion International Holdings, Inc.

665 Martinsville Road
(Street name and number or Post Office information)
Basking Ridge    NJ    07920
  (Province - if applicable)         (City)      (State)     (Postal Zip Code)
United States
(Country - if not US)
(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)
Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
ANALYTICAL SURVEYS, INC.

(Pursuant to Section 7-110-106 of the Business
Corporation Act of the State of Colorado)

Analytical Surveys, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the Business Corporation Act of the State of Colorado, does hereby certify as follows:

FIRST:  The name of the corporation is Analytical Surveys, Inc.

SECOND:  The following amendments to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation by unanimous written consent in accordance with Sections 7-106-105, 7-108-202 and 7-110-103 of the Business Corporation Act of the State of Colorado, and by the shareholders of the Corporation at a meeting of the shareholders held on June 3, 2008 in accordance with Sections 7-106-105, 7-107-102, 7-110-103 and 7-117-101 of the Business Corporation Act of the State of Colorado:

THIRD:  Immediately prior to the filing of this Articles of Amendment, the Corporation was authorized to issue 100,000,000 shares of Common Stock, without par value, of which 42,022,241 shares were issued and outstanding and 57,977,759 shares were unissued.  The Articles of Incorporation is hereby amended to affect a reverse split of the Corporation’s issue and outstanding Common Stock, without par value, in the ratio of one (1) share for every four (4) shares outstanding.  All fractional shares resulting from the reverse split will be rounded up to the next whole share.  As a result of this reverse split, the Corporation will be authorized to issue 100,000,000 shares of Common Stock, without par value, of which approximately 10,505,560 shares will be issued and outstanding and approximately 89,494,440 shares will be unissued.

FOURTH:  That the Articles of Incorporation is hereby amended by amending Article I to read in its entirety as follows:

ARTICLE I

The name of the corporation is Axion International Holdings, Inc.

FIFTH:  That the Articles of Incorporation is hereby amended by adding a new Article XV as follows:

ARTICLE XV

To the full extent permitted by law, whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent signed by the holders of outstanding shares having not less than the minimum amount of votes that would be necessary to authorize or to take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, followed by notice of the taking of such action to those holders who have not consented to such action in writing.

SIXTH:  That the Articles of Incorporation is hereby amended by adding a new Article XVI as follows:

ARTICLE XVI

Whenever shareholders are required or permitted to take any action by vote, other than the election of directors, such action shall be approved if a quorum exists and the votes cast in favor of the action exceeds the votes cast opposing the action, unless a greater number of affirmative votes is required by this Articles of Incorporation or by law (other than Section 7-117-101 of the Business Corporation Act of the State of Colorado as in effect on July 3, 2008).

IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment to be signed by its President this 3rd day of July, 2008.

ANALYTICAL SURVEYS, INC.

By:_/s/ Marc Green___________________
Marc Green, its President